NEWS

FOR IMMEDIATE RELEASE	CONTACT:	Mark Koscinski
December 21, 2006		(201) 476-5421

BUTLER INTERNATIONAL ANNOUNCES RAISE OF $8,500,000 OF PREFERRED EQUITY
AND EXTENSION FROM ITS SENIOR LENDER

MONTVALE, NJ . . . Butler International, Inc. (PK:BUTL) announced today that it had closed on the private placement of $8,500,000 of a new issuance of non-convertible Series A 7% Preferred Stock. Warrants to purchase 2,125,000 shares were also issued in connection with the issuance of the Series A 7% Preferred Stock. The warrants are exercisable at $2.00 per share, and are callable under certain conditions.

Purchasers of the newly issued shares and warrants, included the Company’s Chief Executive Officer, Edward M. Kopko and certain principal stockholders, as well as both institutional and non-institutional investors. Sheridan Road Capital acted as financial advisor to the Company and as placement agent in connection with certain institutional sales. The terms of the issuances of the shares and warrants were reviewed and recommended by an independent committee of the board of directors and unanimously approved by the Company’s disinterested directors after reviewing other financing options. The proceeds of the offering were used to repay a portion of the term loans from GECC and the remainder will be used for other general corporate purposes.

The Company also announced that it had entered into an agreement with General Electric Capital Corporation to extend the due date on its senior credit facility to June 30, 2007. GECC also agreed to waive certain conditions in the Company’s loan facility, including a requirement to sell the Company’s headquarters facility in Montvale, New Jersey. However, the Company is continuing its discussions with interested buyers.

The Company noted the new extension from GECC had many beneficial aspects, including the decrease of the interest rate charged under its credit facility, saving approximately $1.7 million in interest expense on an annual basis before accounting for the non-cash amortization of the warrants. Under the terms of the extension, the Company used $6 million of the proceeds to repay a portion of its outstanding term loans with GECC. The Company further stated with this repayment and the issuance of the preferred stock, the Company continues to strengthen its balance sheet and financial condition. In the twenty-nine months since August 2004, the Company has repaid $19 million or 56% of the $34 million in term loans outstanding at July 31, 2004 leaving a remaining balance of $15 million.

The shares and warrants sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares and warrants were offered and sold only to accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock underlying the warrants issued in the private placement.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of the Company.

About Butler International

Butler International, Inc. is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings. Butler’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives. During its 60-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more. If you would like to find out more about Butler’s value-added global services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by the Company. To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM
New River Center, 200 E. Las Olas Blvd., Ft. Lauderdale, FL 33315
www.butler.com